Exhibit 99.1

652 Albany Shaker Road, Albany, NY 12211News Release

FOR IMMEDIATE RELEASE:

Pioneer Bancorp, Inc. Reports Fiscal Year 2023
Net Income of $21.9 Million

Albany, N.Y. – August 16, 2023 – Pioneer Bancorp, Inc. (“Pioneer”) (NASDAQ: PBFS), a leading financial institution in New York’s Capital Region, today reported the results for the fourth quarter and fiscal year ended June 30, 2023.

Highlights

●	Net income of $21.9 million for the fiscal year ended June 30, 2023 was up $11.7 million from the prior fiscal year.
●	Net interest margin of 3.72% for the fiscal year ended June 30, 2023 was up 131 basis points from the prior fiscal year.
●	Net interest income of $65.5 million for the fiscal year ended June 30, 2023 was up $23.2 million or 54.7% from the prior fiscal year.
●	Net loans receivable of $1.14 billion at June 30, 2023 was up $161.6 million, or 16.4%, from the prior fiscal year end.
●	Return on average assets of 1.15% for the fiscal year ended June 30, 2023 was up 61 basis points from the prior fiscal year.
●	Return on average equity of 8.74% for the fiscal year ended June 30, 2023 was up 444 basis points from the prior fiscal year.

Thomas Amell, President and CEO stated, “We are pleased to report strong results for our fiscal year ended June 30, 2023, with record net income for Pioneer of $21.9 million. Pioneer’s results reflect the financial benefit from expansion of our net interest margin and solid growth in the loan portfolio as compared to the prior year despite the heightened market volatility and challenging economic environment. In addition, we have continued our pursuit of being “More Than a Bank” by closing on the acquisition of Hudson Financial LLC in July 2023, which expands our wealth management business and brings our assets under management to more than one billion dollars. Pioneer remains committed to providing a wide range of seamless, integrated products and services under one roof that enable people, families, and businesses to achieve their financial goals.”

Net income for the three months and fiscal year ended June 30, 2023 was $4.5 million, or $0.18 per share, and $21.9 million, or $0.87 per share, respectively, as compared to $2.4 million, or $0.09 per share and $10.3 million, or $0.41 per share for the three months and fiscal year ended June 30, 2022, respectively.

Total consolidated assets were $1.86 billion at June 30, 2023, primarily consisting of $1.14 billion of net loans receivable, $431.7 million of securities available for sale and $150.5 million of cash and cash equivalents. Consolidated deposits totaled $1.54 billion at June 30, 2023, and the deposit base was well diversified across customer segments, consisting of approximately 49% retail, 23% commercial and 28% municipal customer relationships. Estimated uninsured deposits, net of collateralized deposits, represented 15% of total deposits at June 30, 2023. Total shareholders’ equity was $266.7 million at June 30, 2023. Pioneer Bank has consistently maintained regulatory capital ratios measurably above the federal “well capitalized” standard, including a Tier 1 (leverage) capital to average assets ratio of 11.47% at June 30, 2023.

At June 30, 2023, Pioneer’s total available liquidity sources were $579.5 million, including $150.5 million of cash and cash equivalents, $103.4 million of unencumbered securities available for sale, $305.6 million of available borrowing capacity at the Federal Home Loan Bank, and a $20 million unsecured line of credit with a correspondent bank, as well as the ability to borrow from the Federal Reserve Bank through the Bank Term Funding Program and the discount window lending program.

Selected highlights at and for the three months and fiscal year ended June 30, 2023 are as follows:

Net Interest Income and Margin

Net interest income increased $4.5 million, or 38.0%, to $16.2 million for the three months ended June 30, 2023 compared to $11.7 million for the three months ended June 30, 2022. Net interest income increased $23.1 million, or 54.7%, to $65.5 million for the fiscal year ended June 30, 2023 compared to $42.4 million for the fiscal year ended June 30, 2022. The increase in net interest income was primarily due to increases in the average interest yield of interest-earning assets of 194 and 154 basis points to 4.61% and 4.03% for the three months and fiscal year ended June 30, 2023, respectively, compared to 2.67% and 2.49% for the three months and fiscal year ended June 30, 2022, respectively.

Interest income increased $7.0 million, or 57.3%, to $19.1 million for the three months ended June 30, 2023, from $12.1 million for the three months ended June 30, 2022. Interest income increased $27.2 million, or 62.0%, to $71.0 million for the fiscal year ended June 30, 2023, from $43.8 million for the fiscal year ended June 30, 2022. Increases in interest income for the three months and fiscal year ended June 30, 2023 were driven by a significant increase in variable rate loan yields and yields on interest-earning deposits with banks due to rising market interest rates, as well as due to market related increases in interest rates on new loans and securities.

Interest expense increased $2.5 million, or 649.1%, to $2.9 million for the three months ended June 30, 2023 from $383,000 for the three months ended June 30, 2022. Interest expense increased $4.0 million, or 275.1%, to $5.5 million for the fiscal year ended June 30, 2023 from $1.5 million for the fiscal year ended June 30, 2022.  The average cost of interest-bearing liabilities increased by 101 and 39 basis points to 1.15% and 0.53% for the three months and fiscal year ended June 30, 2023, respectively, compared to 0.14% for the three months and fiscal year ended June 30, 2022. The average cost of interest-bearing liabilities increased for the three months and fiscal year ended June 30, 2023, due to the impact of the Federal Reserve Board raising the Federal Funds target rate throughout calendar year 2022 and into calendar year 2023. We continue to monitor the effects the increases in market rates are having on deposit rates and we anticipate the impact will lead to a continued increase in rates on interest-bearing liabilities and pressure on our net interest margin over the next few quarters.

Net interest margin increased 132 and 131 basis points to 3.91% and 3.72% for the three months and fiscal year ended June 30, 2023, respectively, compared to 2.59% and 2.41% for the three months and fiscal year ended June 30, 2022, respectively.

Asset Quality and Loan Loss Provision

We recorded a provision for loan losses of $280,000 for the three months ended June 30, 2023 and no provision for loan losses for the fiscal year ended June 30, 2023. This compares to benefits to the provision for loan losses of $800,000 and $550,000 for the three months and fiscal year ended June 30, 2022, respectively.

We recorded net charge-offs of $25,000 for the three months ended June 30, 2023, compared to net recoveries of $749,000 for the three months ended June 30, 2022 and net charge-offs of $55,000 for the fiscal year ended June 30, 2023, compared to net charge-offs of $185,000 for the fiscal year ended June 30, 2022.

Non-performing assets increased to $17.7 million, or 0.96% of total assets, at June 30, 2023, compared to $7.0 million, or 0.36% of total assets, at June 30, 2022. During the year ended June 30, 2023, non-performing loans increased primarily with respect to one commercial real estate relationship totaling $7.7 million that was placed on non-accrual status and one commercial construction relationship totaling $3.2 million that was matured as of June 30, 2023 and was extended subsequent to year end. The allowance for loan losses was $22.5 million at June 30, 2023 and 2022, representing 1.94% and 2.04% of total loans outstanding, respectively.

Noninterest Income and Noninterest Expense

Noninterest income was consistent at $14.1 million for the fiscal year ended June 30, 2023 and 2022. Noninterest income changes by category included an increase in other income of $530,000 and an increase in net gains on equity securities of $411,000, offset in part by a decrease in bank fees and service charges of $529,000 and a decrease in net gain on disposal of assets of $275,000 related to the sale of other real estate owned for the fiscal year ended June 30, 2022. The increase in other income was primarily due to bank-owned life insurance income as a result of a death benefit. The increase in gains on equity securities was due to improved market performance. The decrease in bank fees and service charges was due to lower deposit service charges.

Noninterest expense of $51.8 million for the fiscal year ended June 30, 2023 increased $8.1 million, or 18.7%, as compared to $43.7 million for the fiscal year ended June 30, 2022. The increase in non-interest expense was primarily due to recognition in the prior-year period of a non-recurring Employee Retention Credit (“ERC”) benefit of $5.0 million which reduced non-interest expense, offset in part by the recognition, also in the prior-year period, of litigation-related expense of $1.2 million. The ERC, which is a refundable tax credit against certain employment taxes, is one of the numerous tax provisions and other stimulus measures included in the CARES Act, providing financial assistance to businesses in response to the COVID-19 pandemic. The litigation-related expense includes expenses related to legal proceedings, exclusive of legal fees and expenses. The increase in the current year period was also due to an increase in salaries and employee benefits expense of $1.6 million, an increase in professional fees of $1.2 million, and an increase in other expenses of $585,000. Salaries and employee benefits expense increased due to compensation expense from annual merit increases, hiring talent to fill open positions, as well as an enhanced annual award. Professional fees increased due to legal fees and expenses. Other expenses increased due to a tax-deductible contribution to the Pioneer Bank Charitable Foundation.

Income Taxes

Income tax expense increased $527,000 to $1.2 million for the three months ended June 30, 2023 as compared to $687,000 for the three months ended June 30, 2022 primarily due to an increase in income before income taxes. Our effective tax rate was 21.2% for the three months ended June 30, 2023 compared to 22.5% for the three months ended June 30, 2022. Income tax expense increased $2.8 million to $5.9 million for the fiscal year ended June 30, 2023 from $3.1 million for the fiscal year ended June 30, 2022, due to an increase in income before income taxes. Our effective tax rate was 21.2% for the fiscal year ended June 30, 2023 compared to 22.9% for the fiscal year ended June 30, 2022. The decrease in our effective tax rate was primarily due to the increase in tax-exempt income for the three months and fiscal year ended June 30, 2023 as compared to the prior-year periods.

Balance Sheet Summary

Total assets of $1.86 billion at June 30, 2023 decreased $108.0 million, or 5.5%, from $1.96 billion at June 30, 2022. The decrease was due primarily to a decrease of $226.0 million, or 60.0%, in cash and cash equivalents and a decrease of $50.1 million, or 10.4% in securities available for sale, offset in part by an increase of $161.6 million, or 16.4%, in net loans receivable as we shifted the composition of interest-earning assets from cash and cash equivalents, and securities available for sale to net loans receivable.

Net loans receivable of $1.14 billion at June 30, 2023 increased $161.6 million, or 16.4%, from $982.6 million at June 30, 2022. By loan category, residential mortgage loans increased by $174.6 million, or 64.6%, to $444.9 million at June 30, 2023 from $270.3 million at June 30, 2022, commercial construction loans increased by $21.7 million, or 30.6%, to $92.8 million at June 30, 2023 from $71.1 million at June 30, 2022, consumer loans increased by $3.0 million, or 13.6%, to $25.3 million at June 30, 2023 from $22.3 million at June 30, 2022, and home equity loans and lines of credit increased by $2.9 million, or 3.6%, to $84.1 million at June 30, 2023 from $81.2 million at June 30, 2022. These increases were partially offset by a decrease in commercial real estate loans of $29.2 million, or 6.5%, to $424.3 million at June 30, 2023 from $453.5 million at June 30, 2022 and a decrease in commercial and industrial loans of $14.8 million, or 14.3%, to $88.4 million at June 30, 2023 from $103.2 million at June 30, 2022.

Securities available for sale of $431.7 million at June 30, 2023 decreased $50.1 million, or 10.4%, from $481.8 million at June 30, 2022. The decrease was primarily due to maturities of $187.8 million, offset in part by purchases of U.S Government and agency obligations and municipal obligations of $141.5 million and a decrease in net unrealized losses of $3.8 million during the twelve months ended June 30, 2023.

Deposits of $1.54 billion at June 30, 2023 decreased $138.4 million, or 8.2%, from $1.68 billion at June 30, 2022. By deposit category, non-interest bearing demand accounts decreased by $67.4 million, or 11.3%, to $526.1 million at June 30, 2023 from $593.5 million at June 30, 2022, demand accounts decreased by $44.0 million, or 24.1%, to $138.8 million at June 30, 2023 from $182.8 million at June 30, 2022, money market accounts decreased by $34.3 million, or 6.9%, to $462.9 million at June 30, 2023 from $497.2 million at June 30, 2022, and savings accounts decreased by $29.3 million, or 9.0%, to $297.0 million at June 30, 2023 from $326.3 million at June 30, 2022, partially offset by an increase in certificates of deposit of $36.4 million, or 45.2%, to $117.0 million at June 30, 2023 from $80.6 million at June 30, 2022. The decrease in non-maturity deposits was primarily concentrated in certain larger and more rate-sensitive accounts, as well as a migration to certificates of deposit. The increase in certificates of deposit was concentrated in brokered deposits. The effects of the Federal Reserve Board’s rapidly tightening monetary policy, inflation, and higher rate alternatives continued to have an impact on deposit balances in the fourth fiscal quarter of 2023.

Shareholders’ equity of $266.7 million at June 30, 2023 increased $24.1 million, or 9.9%, from $242.6 million at June 30, 2022 primarily as a result of net income of $21.9 million and a decrease in accumulated other comprehensive loss of $1.6 million for the twelve months ended June 30, 2023.

About Pioneer

Pioneer Bancorp, Inc. (NASDAQ: PBFS), is a bank holding company whose wholly owned subsidiary is Pioneer Bank. Pioneer provides diversified financial services through Pioneer Bank and its subsidiaries, with 22 offices in the Capital Region of New York State, and offers a broad array of deposit, lending, and other financial services to individuals, businesses, and municipalities. Pioneer Bank is a New York State chartered savings bank whose wholly owned subsidiaries are Pioneer Commercial Bank, Anchor Agency, Inc. and Pioneer Financial Services, Inc. For more information on Pioneer, please visit www.pioneerny.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain of the matters discussed in this communication constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements include, but are not limited to, statements made by Mr. Thomas Amell. Pioneer’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. No assurance can be given that the future results covered by forward-looking statements will be achieved. These statements are based on the current expectations of our management, and it is important to note that our actual results could be materially different from those projected in such forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including those discussed in our annual report on Form 10-K for the fiscal year ended June 30, 2022, under the heading “Risk Factors” and other filings made with the Securities and Exchange Commission (the “SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, Pioneer does not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

For additional information contact:

Patrick Hughes

Executive Vice President and Chief Financial Officer

(518) 730-3025

InvestorRelations@pioneerny.com

Pioneer Bancorp, Inc.

Selected Financial Data (unaudited)

	June 30,	June 30,
	2023	2022

	(In thousands)
Selected Financial Condition Data:
Total assets	$1,856,191	$1,964,229
Cash and cash equivalents	150,478	376,060
Securities available for sale	431,667	481,790
Securities held to maturity	23,949	23,952
Equity securities	2,413	2,039
Federal Home Loan Bank stock	1,196	1,091
Net loans receivable	1,144,169	982,566
Bank-owned life insurance	16,322	17,165
Premises and equipment, net	41,617	38,018
Deposits	1,541,851	1,680,283
Shareholders' equity	266,700	242,627

	For the Three Months Ended		For the Year Ended
	June 30,		June 30,
	2023	2022	2023	2022

	(In thousands, except share and per share amounts)
Selected Operating Data:
Interest income	$19,084	$12,129	$71,033	$43,842
Interest expense	2,869	383	5,492	1,464
Net interest income	16,215	11,746	65,541	42,378
Provision for loan losses	280	(800)	—	(550)
Net interest income after provision for loan losses	15,935	12,546	65,541	42,928
Noninterest income	3,148	3,313	14,148	14,074
Noninterest expense	13,362	12,805	51,834	43,664
Income before taxes	5,721	3,054	27,855	13,338
Income tax expense	1,214	687	5,907	3,059
Net income	$4,507	$2,367	$21,948	$10,279

Basic and diluted earnings per share	$0.18	$0.09	$0.87	$0.41
Weighted average shares outstanding	25,182,112	25,143,924	25,169,382	25,131,195

	For the Three Months Ended		At or For the Year Ended
	June 30,		June 30,
	2023	2022	2023	2022
Performance Ratios:
Return on average assets	0.99%	0.49%	1.15%	0.54%
Return on average equity	6.90%	4.01%	8.73%	4.30%
Interest rate spread (1)	3.46%	2.53%	3.50%	2.35%
Net interest margin (2)	3.91%	2.59%	3.72%	2.41%
Non-interest expenses to average assets	2.93%	2.62%	2.71%	2.31%
Efficiency ratio (3)	69.01%	85.03%	65.05%	77.35%
Average interest-earning assets to average interest-bearing liabilities	167.55%	167.16%	170.32%	165.40%

Capital Ratios (4):
Average equity to average assets			13.16%	12.63%
Total capital to risk weighted assets			20.11%	19.25%
Tier 1 capital to risk weighted assets			18.85%	17.98%
Common equity tier 1 capital to risk weighted assets			18.85%	17.98%
Tier 1 capital to average assets			11.47%	9.48%

Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans			1.94%	2.04%
Allowance for loan losses as a percentage of non-performing loans			126.41%	320.85%
Net charge-offs to average outstanding loans during the period			0.01%	0.02%
Non-performing loans as a percentage of total loans			1.53%	0.70%
Non-performing loans as a percentage of total assets			0.96%	0.36%
Total non-performing assets as a percentage of total assets			0.96%	0.36%

Other:
Number of offices			22	22
Number of full-time equivalent employees			256	256

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities for the periods presented.
(2)	Represents net interest income as a percentage of average interest-earning assets.
(3)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(4)	Capital Ratios are for Pioneer Bank.

The above information is preliminary and based on Pioneer’s data available at the time of presentation.